Exhibit A

News from

Public Relations Office:

Xerox Square-004

100 S. Clinton Ave.

Rochester, N.Y. 14644

FOR IMMEDIATE RELEASE

XEROX REPORTS EARNINGS OF 17 CENTS PER SHARE

Equipment Sales, Strong Operations Drive Improved Earnings

•	Equipment sale growth of 5 percent

•	Gross margin of 41.3 percent

•	Total revenue of $3.7 billion

•	Operating cash flow of $435 million; $3.4 billion cash balance

STAMFORD, Conn., Oct. 21, 2004 – Xerox Corporation (NYSE: XRX) announced today another quarter of improved earnings reflecting increased sales of industry-leading digital systems, demand for document services and continued operational excellence. The company reported third-quarter earnings per share of 17 cents including a 4-cent benefit from Xerox’s share of a Fuji Xerox pension settlement gain, which was partially offset by restructuring charges of 2 cents per share.

“Xerox’s innovative technology and service offerings - delivered through an expanding distribution system with a lean and flexible business model - continue to solidify our market leadership, driving consistently strong earnings performance,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

Equipment sales grew 5 percent in the third quarter including a currency benefit of 2 percentage points. Total revenue for the third quarter was flat year-over-year at $3.7 billion including a currency benefit of 3 percentage points. Revenue growth continued to be impacted by post-sale revenue declines from the company’s older light-lens

Xerox Reports Q3 Earnings / 2

technology and weak performance in Latin America. To drive growth in this region, the company is implementing a two-tier distribution channel across Latin America.

Third-quarter revenue from Xerox’s targeted growth areas – office digital, production digital and value-added services – grew 7 percent year-over-year and now represents about 74 percent of the company’s revenue.

Xerox continues to offer the industry’s broadest portfolio of technology and services with 35 new products announced year to date. In the third quarter, Xerox launched the DocuColor® 8000, an 80 page-per-minute digital color production press, and upgraded software offerings like FreeFlow™ and DocuShare® that improve customers’ productivity by simplifying workflow. Earlier this month Xerox announced a wave of 17 new products including 12 office products that set the industry standard for speed and functionality like the WorkCentre® Pro C3545 multifunction system, a color system with speeds fastest in its class.

“Offered at competitive prices and integrated with value-added services, Xerox’s technology investments continue to fuel growth with about two-thirds of all equipment sales in the third quarter coming from products launched in the past two years,” said Mulcahy.

Revenue from color products grew 18 percent in the third quarter and is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on Xerox’s color systems flows through to post-sale revenue. Color revenue represents 24 percent of Xerox’s total revenue.

Leading with Services

Xerox is on track to deliver double-digit annual growth in Xerox Global Services, which offers consulting, imaging and content management for businesses small to large. Last month the company announced a $23 million document services contract with HSBC as well as a multimillion-dollar win with The Boeing Company that includes 5,000 Xerox multifunction systems, services and Web-based management software.

Xerox Reports Q3 Earnings / 3

Earlier today Xerox announced a multimillion-dollar services contract with Sun Microsystems for Xerox to manage the entire fleet of Sun’s document management devices across 119 sites in 31 European countries.

Driving the New Business of Printing

Through the company’s production business, Xerox continues to lead the “new business of printing” by helping commercial printers and document-intensive industries complement offset printing with the more dynamic world of digital.

Production color installs grew 16 percent in the quarter largely due to the Xerox iGen3® digital color production press and DocuColor 5252 digital color systems. Installs of production monochrome products increased 8 percent primarily driven by demand for the company’s Nuvera™ 100/120 copier/printer and the Xerox 2101 light production system.

Digitizing the Office

Installs of Xerox office monochrome systems were up 20 percent in the third quarter due to continued strong demand for desktop and office multifunction devices. Office color multifunction installs grew 19 percent and office color printing installs were up 40 percent driven by positive momentum from the Phaser® line of solid ink and laser printers.

Gross margins remained strong at 41.3 percent in line with the company’s full-year expectations. Selling, administrative and general expenses increased 1 percent including Olympic sponsorship expenses, incremental marketing investments and a 3-percentage point adverse impact of currency.

Xerox generated operating cash flow of $435 million in the third quarter contributing to a cash balance of $3.4 billion. Debt decreased $1 billion from the third quarter 2003.

Xerox Reports Q3 Earnings / 4

Commenting on the balance of the year, Mulcahy said she expects fourth-quarter earnings in the range of 20-22 cents per share, contributing to full-year earnings in the range of 83-85 cents per share.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, on Oct. 21: +1-203-968-3086, after Oct. 21:

+1-585-423-5074, christa.carone@usa.xerox.com

Bill McKee, Xerox Corporation, +1-585-423-4476, bill.mckee@usa.xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s second-quarter 2004 Form10-Q filed with the SEC.

For presentation slides and more information about Xerox, visit www.xerox.com/investor. XEROX®, Nuvera™, iGen3®, Phaser®, FreeFlow™, DocuShare® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor is a registered trademark licensed to Xerox Corporation.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share data)	2004	2003	% Change	2004	2003	% Change
Revenues
Sales	$1,652	$1,603	3%	$5,092	$4,888	4%
Service, outsourcing and rentals	1,834	1,885	(3%)	5,602	5,772	(3%)
Finance income	230	244	(6%)	702	749	(6%)

Total Revenues	3,716	3,732	—	11,396	11,409	—

Costs and Expenses
Cost of sales	1,041	1,050	(1%)	3,276	3,120	5%
Cost of service, outsourcing and rentals	1,056	1,060	—	3,210	3,245	(1%)
Equipment financing interest	85	89	(4%)	260	274	(5%)
Research and development expenses	189	207	(9%)	569	668	(15%)
Selling, administrative and general expenses	1,036	1,028	1%	3,122	3,137	—
Restructuring charges	23	11	109%	62	56	11%
Provision for litigation	—	—	*	—	300	*
Gain on affiliate’s sale of stock	—	(12)	*	—	(13)	*
Other expenses, net	123	157	(22%)	260	516	(50%)

Total Costs and Expenses	3,553	3,590	(1%)	10,759	11,303	(5%)

Income from Continuing Operations before Income taxes and Equity Income**	163	142	15%	637	106	*
Income taxes	62	38	63%	220	11	*
Equity in net income of unconsolidated affiliates	62	13	*	119	43	*

Income from Continuing Operations	163	117		536	138
Gain on sale of ContentGuard, net of income taxes of $26	—	—		83	—

Net Income	$163	$117	*	$619	$138	*
Less: Preferred stock dividends, net	(14)	(25)	*	(59)	(46)	28%

Income Available to Common Shareholders	$149	$92	*	$560	$92	*

Basic Earnings per share:
Earnings from Continuing Operations	$0.18	$0.12	50%	$0.58	$0.12	*
Net Earnings per Share	$0.18	$0.12	50%	$0.68	$0.12	*
Diluted Earnings per share
Earnings from Continuing Operations	$0.17	$0.11	55%	$0.55	$0.11	*
Net Earnings per Share	$0.17	$0.11	55%	$0.63	$0.11	*

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.

**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$3,395	$2,477
Accounts receivable, net	2,026	2,159
Billed portion of finance receivables, net	416	461
Finance receivables, net	2,740	2,981
Inventories	1,349	1,152
Other current assets	1,064	1,105

Total Current Assets	10,990	10,335
Finance receivables due after one year, net	5,001	5,371
Equipment on operating leases, net	380	364
Land, buildings and equipment, net	1,723	1,827
Investments in affiliates, at equity	825	644
Intangible assets, net	298	325
Goodwill	1,740	1,722
Deferred tax assets, long-term	1,505	1,526
Other long-term assets	2,072	2,477

Total Assets	$24,534	$24,591

Liabilities and Equity
Short-term debt and current portion of long-term debt	$4,063	$4,236
Accounts payable	959	1,010
Accrued compensation and benefits costs	465	532
Unearned income	226	251
Other current liabilities	1,367	1,540

Total Current Liabilities	7,080	7,569
Long-term debt	6,731	6,930
Pension and other benefit liabilities	1,135	1,058
Post-retirement medical benefits	1,273	1,268
Liability to subsidiary trusts issuing preferred securities	1,782	1,809
Other long-term liabilities	1,137	1,278

Total Liabilities	19,138	19,912
Series B convertible preferred stock	—	499
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	3,812	3,239
Retained earnings	1,875	1,315
Accumulated other comprehensive loss	(1,180)	(1,263)

Total Liabilities and Equity	$24,534	$24,591

Shares of common stock issued and outstanding were (in thousands) 840,176 and 793,884 at September 30, 2004 and December 31, 2003, respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2003	2004	2003
Cash Flows from Operating Activities
Net income	$163	$117	$619	$138
Adjustments required to reconcile net income to cash flows from operating activities:
Gain on sale of Contentguard	—	—	(83)	—
Provision for litigation	—	—	—	300
Depreciation and amortization	168	178	511	566
Provisions for receivables and inventory	36	80	134	253
Net loss (gain) on sales of businesses and assets	3	(8)	(47)	—
Undistributed equity in net income of unconsolidated affiliates	(59)	(13)	(93)	(33)
Loss on early extinguishment of debt	—	—	—	73
Restructuring and other charges	23	11	62	56
Cash payments for restructurings	(38)	(46)	(142)	(299)
Contributions to pension benefit plans	(127)	(604)	(376)	(656)
Early termination of derivative contracts	14	—	74	—
Increase in inventories	(154)	(82)	(285)	(65)
Increase in on-lease equipment	(73)	(35)	(175)	(107)
Decrease in finance receivables	144	200	442	545
Decrease in accounts receivable and billed portion of finance receivables	58	99	121	174
Increase in accounts payable and accrued compensation	160	168	147	147
Net change in income tax assets and liabilities	5	8	27	(131)
(Decrease) increase in other current and long-term liabilities	(8)	21	(95)	(30)
Other, net	120	(27)	93	(23)

Net cash provided by operating activities	435	67	934	908

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(36)	(47)	(131)	(126)
Proceeds from sales of land, buildings and equipment	7	1	46	5
Cost of additions to internal use software	(15)	(10)	(35)	(34)
Proceeds from divestitures and investments, net	1	—	187	29
Net change in escrow and other restricted investments	25	95	216	61

Net cash (used in) provided by investing activities	(18)	39	283	(65)

Cash Flows from Financing Activities
Cash proceeds from new secured financings	402	467	1,599	1,609
Debt payments on secured financings	(494)	(602)	(1,471)	(1,577)
Net cash proceeds (payments) on other debt	529	6	(380)	(2,850)
Net proceeds from issuance of mandatory convertible preferred stock	—	—	—	889
Proceeds from issuances of common stock	6	8	53	468
Dividends on preferred stock	(14)	(10)	(69)	(32)
Dividends to minority shareholders	(13)	(2)	(14)	(3)

Net cash provided by (used in) financing activities	416	(133)	(282)	(1,496)

Effect of exchange rate changes on cash and cash equivalents	20	18	(17)	36

Increase (decrease) in cash and cash equivalents	853	(9)	918	(617)
Cash and cash equivalents at beginning of period	2,542	2,279	2,477	2,887

Cash and cash equivalents at end of period	$3,395	$2,270	$3,395	$2,270

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended Sept. 30,
(in millions, except margins)	2004	2003	Change
Revenues *
Production	$1,067	$1,047	2%
Office	1,819	1,823	—
Developing Markets Operations (DMO)	406	437	(7%)
Other	424	425	—

Total Revenues	$3,716	$3,732	—

Memo: Color**	$902	$765	18%
Operating Profit *
Production	$58	$38	$20
Office	182	187	(5)
DMO	6	28	(22)
Other	2	(87)	89

Total Operating Profit	$248	$166	$82

Operating Margin *
Production	5.4%	3.6%	1.8	pts
Office	10.0%	10.3%	(0.3	) pts
DMO	1.5%	6.4%	(4.9	) pts
Other	0.5%	(20.5%)	21.0	pts

Total Operating Margin	6.7%	4.4%	2.3	pts

Reconciliation to pre-tax income
Segment Operating Profit	$248	$166
Reconciling items:
Restructuring and asset impairment charges	(23)	(11)
Allocated item:
Equity in net income of unconsolidated affiliates	(62)	(13)

Pre-tax income	$163	$142

*	In 2004, we reclassified the operations of our Central and Eastern European entities to DMO. As a result, 2003 revenue of $147 million was reclassified from Production, Office and Other to DMO. The impact for the third quarter 2003 was as follows: (in millions): Production: $(10); Office: $(14); DMO: $34; Other: $(10). Operating profit was reclassified for this change as well as for certain other expense allocations. The impact for the third quarter of 2003 was as follows (in millions): Production: $(15); Office: $6; DMO: $4; Other: $5.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe

DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa

Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

**	Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended Sept. 30,
(in millions)	2004	2003	Change
Equipment sales	$1,000	$948	5%
Post sale and other revenue	2,486	2,540	(2%)
Finance income	230	244	(6%)

Total Revenues	$3,716	$3,732	—
Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,652	$1,603
Less: Supplies, paper and other sales	(652)	(655)

Equipment Sales	$1,000	$948

Service, outsourcing and rentals	$1,834	$1,885
Add: Supplies, paper and other sales	652	655

Post sale and other revenue	$2,486	$2,540

Total third quarter 2004 revenues of $3.7 billion were essentially unchanged from the 2003 third quarter including a 3-percentage point benefit from currency. Equipment sales grew 5 percent in the third quarter 2004 reflecting a 2-percentage point benefit from currency as well as the success of our color and digital light production products. 2004 third quarter post sale and other revenue declined 2 percent from the 2003 third quarter as declines in older light lens technology products and developing market operations (“DMO”), driven by Latin America, were only partially offset by digital office and production growth as well as a 3-percentage point currency benefit. The DMO and light lens declines reflect a reduction of equipment at customer locations and related page volume declines. Finance income declined 6 percent, including a 3-percentage point benefit from currency.

2004 third quarter net income was $163 million, or $0.17 per diluted share. Third quarter 2004 net income included after-tax restructuring charges of $16 million ($23 million pre-tax). In addition, about 60 percent of the $62 million 2004 third quarter equity income relates to our share of the gain recorded by Fuji Xerox as a result of the transfer and settlement of a portion of their pension obligation to the Japanese government. 2003 third quarter net income of $117 million, or $0.11 per diluted share, included after-tax restructuring charges of $7 million ($11 million pre-tax).

Operations Review

Revenues for the three months ended September 30, 2004 and 2003 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2004
Equipment sales	$280	$571	$114	$35	$1,000
Post sale and other revenue	697	1,115	289	385	2,486
Finance income	90	133	3	4	230

Total Revenue	$1,067	$1,819	$406	$424	$3,716

2003
Equipment sales	$248	$540	$117	$43	$948
Post sale and other revenue	709	1,135	317	379	2,540
Finance income	90	148	3	3	244

Total Revenue	$1,047	$1,823	$437	$425	$3,732

Equipment sales of $1,000 million in the third quarter 2004 increased 5 percent from $948 million in the third quarter 2003 reflecting significant color and light production growth as well as a 2-percentage point benefit from currency. Continued equipment sales growth reflects the success of numerous products launched during the last 2 years, as approximately two-thirds of the 2004 third quarter equipment sales were generated from these products. Color equipment sales continued to grow rapidly in the third quarter 2004 and represented about 30 percent of total equipment sales.

Production: 2004 third quarter equipment sales grew 13 percent from the third quarter 2003 as install growth and favorable currency were only partially offset by the impact of product mix and very modest single-digit price declines. Color equipment sales growth reflects install growth and improved product mix, partially offset by low single digit price declines. Production monochrome equipment sales growth reflects strong Xerox 2101 and Nuvera™ 100 and 120 copier/printer install growth as well as favorable currency, which were only partially offset by a decline in high-end publishing and printing systems installs.

Office: 2004 third quarter equipment sales grew 6 percent from the 2003 third quarter as install growth and favorable currency were only partially offset by product mix and moderating price declines of about 5 percent. Product mix reflects an increased proportion of low-end equipment sales due to very strong growth in monochrome desktop multifunction devices (“Segment 1”) and recently launched office printers.

DMO: DMO equipment sales consist primarily of Segment 1 devices and office printers. Equipment sales in the third quarter 2004 declined $3 million from the 2003 third quarter, as declines in Latin America were only partially offset by growth in geographies where we successfully operate a two-tiered distribution model, such as Russia and Central and Eastern Europe. During the 2004 third quarter, we continued our transition to a two-tiered distribution model in Latin America to expand market coverage.

Post sale and other revenues of $2,486 million declined 2 percent from the third quarter 2003 as a 3-percentage point benefit from currency only partially offset declines from lower equipment populations. Post sale revenue is largely a function of the equipment at customer locations, the volume of pages produced by our customers on that equipment, the proportion of color pages, and associated services. Third quarter 2004 supplies, paper and other sales of $652 million (included within post sale and other revenue) were comparable to the 2003 third quarter. Service, outsourcing and rental revenue of $1,834 million declined 3 percent from the 2003 third quarter as lower equipment populations and related page volumes more than offset benefits from currency.

Production: 2004 third quarter post sale and other revenue declined 2 percent as monochrome declines, driven primarily by lower page volumes, more than offset very strong color page growth and favorable currency.

Office: 2004 third quarter post sale and other revenue declined 2 percent as digital monochrome and color page growth as well as favorable currency only partially offset declines in older technology light lens products.

DMO: 2004 third quarter post sale and other revenue declined 9 percent, primarily reflecting Latin America’s rental equipment population declines. In response, we have continued our transition to a two-tiered distribution model which is intended to increase, over time, the sales of office devices and the associated supplies and service revenue.

Other: 2004 third quarter post sale and other revenue increased 2 percent from the 2003 third quarter as the favorable impact of currency more than offset declines in SOHO supply sales following our 2001 exit from this business.

Key Ratios and Expenses

	Q3 2004	Q3 2003
Gross Margin
Sales	37.0%	34.5%
Service, outsourcing and rentals	42.4%	43.8%
Financing	63.0%	63.5%
Total	41.3%	41.1%
R&D % revenue	5.1%	5.5%
SAG % revenue	27.9%	27.5%

Third quarter 2004 total gross margin of 41.3 percent increased 0.2 percentage points from the third quarter 2003 as productivity and cost improvements as well as other variances more than offset moderating price investments and product mix. Sales gross margin in the 2004 third quarter increased 2.5 percentage points from the 2003 third quarter. Productivity and cost improvements net of price investments benefited sales gross margin by 0.8 percentage points and mix benefited sales gross margin by 0.8 percentage points. Service, outsourcing and rentals gross margin declined 1.4 percentage points from the third quarter 2003. Approximately half of the decline was due to DMO cost and expense reductions that have lagged install base and post sale revenue declines. Productivity actions were implemented in DMO in the 2004 third quarter. Cost improvements in other areas offset price investments. The balance of the decline primarily relates to mix.

Research and development (R&D) expense of $189 million was $18 million less than the third quarter 2003, primarily due to improved efficiencies as we capture benefits from our platform development strategy. We continue to invest in technological development, particularly in color, and believe our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,036 million in the 2004 third quarter increased by $8 million from the 2003 third quarter as general and administrative expense productivity and bad debt expense reductions were more than offset by an adverse currency impact of $30 million and substantial marketing investments. Marketing investments included Olympics spending of approximately $28 million. Third quarter 2004 bad debt expense of $21 million was $32 million lower than the third quarter 2003 reflecting improvements in collections performance, receivables aging and write-off trends.

In the third quarter 2004, we recorded restructuring charges of $23 million primarily consisting of new severance actions in Latin America and Europe. The remaining restructuring reserve balance at September 30, 2004 for all restructuring programs was $132 million.

Worldwide employment of 59,300 declined by 700 from the 2004 second quarter due to reductions attributable to our restructuring programs and attrition.

Other expenses, net for the three months ended September 30, 2004 and 2003 were as follows:

(in millions)	2004	2003
Non-financing interest expense	$91	$127
Interest income	(14)	(17)
Currency losses, net	20	12
Loss on sales of businesses and assets	3	4
Legal and regulatory matters	7	6
Amortization of intangible assets	9	9
All other, net	7	16

Total	$123	$157

Third quarter 2004 non-financing interest expense of $91 million was $36 million lower than the 2003 third quarter primarily due to lower average debt balances reflecting scheduled term debt repayments.

Third quarter 2004 interest income decreased $3 million compared to the third quarter 2003. The decline primarily reflects the absence of 2003 third quarter interest income of $9 million from certain state tax refunds partially offset by increased interest income resulting from increased cash balances and higher interest rates.

We recorded $20 million of currency losses in the third quarter 2004 compared to $12 million of currency losses in the third quarter 2003. The 2004 losses relate to the cost of hedging Euro and Yen denominated liabilities, as well as the mark to market of derivatives that are hedging the cost of future inventory purchases.

In the third quarter 2004, we recorded income tax expense of $62 million compared with income tax expense of $38 million in the third quarter 2003. The effective tax rates for the third quarter 2004 and 2003 were 38.0 percent and 26.8 percent, respectively. The difference between the 2004 third quarter effective tax rate and the U.S. statutory tax rate relates primarily to losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances. Partially offsetting this impact is the geographical mix of income before taxes and the related tax rates in those jurisdictions. The difference between the 2003 third quarter effective tax rate and the U.S. statutory tax rate relates primarily to favorable audit settlements in the U.S. and Europe.

Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our effective tax rate for the 2004 fourth quarter will approximate 40 percent, bringing our 2004 annual effective tax rate to approximately 37 percent.

Equity in net income of unconsolidated affiliates primarily reflects our 25 percent share of Fuji Xerox’s net income. About 60 percent of the $62 million of third quarter 2004 equity in net income resulted from a pension settlement gain due to a non-recurring opportunity given to Japanese companies by the Japanese government in accordance with the Japan Welfare Pension Insurance Law. This law allowed Japanese companies to transfer a portion of their pension obligations to the Japanese government. Fuji Xerox completed this transfer and recognized a corresponding settlement gain in August 2004.

Segment Operating Profit

Total segment operating profit of $248 million in the third quarter 2004 improved $82 million from $166 million in the third quarter 2003. The 2004 third quarter total segment operating margin of 6.7 percent increased 2.3 percentage points from the 2003 third quarter primarily reflecting our share of the pension settlement gain from Fuji Xerox and disciplined cost and expense management.

Production: Production operating profit was $58 million in the third quarter 2004 compared to $38 million in the third quarter 2003. The 2004 third quarter Production operating margin of 5.4 percent increased 1.8 percentage points from the 2003 third quarter primarily due to R&D efficiencies which were only partially offset by increased marketing investments.

Office: Office operating profit was $182 million in the third quarter 2004 compared to $187 million in the third quarter 2003. The 2004 third quarter Office operating margin of 10.0 percent declined 0.3 percentage points from the 2003 third quarter primarily reflecting increased R&D and marketing investments which were partially offset by increased productivity and lower bad debt expense.

DMO: DMO operating profit was $6 million in the third quarter 2004 compared to $28 million in the third quarter 2003. The decline primarily reflects the impacts from Latin America where revenue declines have not been matched with cost and expense reductions.

Other: Third quarter 2004 Other operating profit of $2 million improved $89 million from the third quarter 2003 primarily reflecting our share of the pension settlement gain from Fuji Xerox and lower non-financing interest expense.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended September 30, 2004 and 2003 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended Sept. 30,
(in millions)	2004	2003
Cash Flows from Operating Activities	$435	$67
Cash Flows from Investing Activities	(18)	39
Cash Flows from Financing Activities	416	(133)
Effect of exchange rate changes	20	18

Increase (decrease) in cash and cash equivalents	853	(9)
Cash and cash equivalents at beginning of period	2,542	2,279

Cash and cash equivalents at end of period	$3,395	$2,270

Third quarter 2004 cash flows from operating activities of $435 million increased $368 million from the 2003 third quarter. The increase primarily results from lower pension benefit plan contributions of $477 million, partially offset by increased inventory investments of $72 million primarily for new products and $56 million lower finance receivables portfolio run-off. The lower pension benefit plan contributions reflect our decision in the third quarter 2003 to accelerate and increase our funding levels; in 2004, a decision to accelerate funding occurred in the second quarter. The lower finance receivables reductions reflect the increase in 2004 equipment sales revenue.

Cash usage from investing activities of $18 million for the third quarter 2004 included capital expenditures and internal use software spending of $51 million partially offset by $25 million released from restricted cash. The third quarter 2003 primarily consisted of a $95 million decrease in restricted cash balances, partially offset by $57 million of capital and internal use software spending.

Cash flows from financing activities of $416 million for the third quarter 2004 included $529 million of net cash proceeds on other debt which included $750 million of net proceeds from the newly issued Senior notes due 2011 and proceeds of $81 million from other short term borrowings, partially offset by scheduled payments on term and other debt of $302 million.

Financing Activity

The following table compares finance receivables to financing related debt as of September 30, 2004:

(in millions)	Finance Receivables	Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S. and Canada	$3,283	$2,958
GE Loans - U.K.	688	623
Merrill Lynch and Asset-Based Loan - France	531	407
DLL - Netherland, Spain and Belgium	374	285

Total - Finance Receivable Securitizations	4,876	$4,273

Unencumbered Finance Receivables	3,281

Total Finance Receivables(2)	$8,157

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.

(2)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of September 30, 2004.

Debt

In August 2004, we issued $500 million aggregate principal amount of 6.875% Senior Notes due 2011, at par value, and received net proceeds of approximately $492 million. In September 2004, we issued an additional $250 million aggregate principal amount Senior Notes due 2011, at 104.25 percent of par, resulting in net proceeds of approximately $258 million. These notes form a single series of debt.

Our debt maturities for the remainder of 2004 and 2005 by quarter, and 2006, 2007, 2008 by year and thereafter are as follows:

(in millions)	2004	2005	2006	2007	2008	Thereafter
First Quarter		$657
Second Quarter		1,378
Third Quarter		414
Fourth Quarter	$1,614	380

Full Year	$1,614	$2,829	$842	$1,137	$826	$3,546

Debt secured by finance receivables (subset of above)	$596	$1,771	$806	$658	$442	$—

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2004 Second Quarter 10-Q filed with the SEC. We do not intend to update these forward-looking statements.

APPENDIX I

Xerox Corporation

Net Income per Common Share

	Three months ended Sept. 30		Nine months ended Sept. 30
	2004	2003	2004	2003
Basic Earnings per Common Share:
Income from continuing operations	$163	$117	$536	$138
Accrued dividends on Series B convertible preferred stock, net	—	(10)	(16)	(30)
Accrued dividends on Series C mandatory convertible preferred stock	(14)	(15)	(43)	(16)

Adjusted income from continuing operations	$149	$92	$477	$92
Gain on sale of ContentGuard, net of tax	—	—	83	—

Net Income available to common shareholders	$149	$92	$560	$92

Weighted average common shares outstanding	841,078	792,391	819,066	774,348
Basic earnings per share
Earnings from continuing operations	$0.18	$0.12	$0.58	$0.12
Gain on sale of ContentGuard, net of tax	—	—	0.10	—

Net earnings per share	$0.18	$0.12	$0.68	$0.12

Diluted Earnings per Common Share:
Income from continuing operations	$163	$117	$536	$138
Accrued dividends on Series C mandatory convertible preferred stock	(14)	(15)	(43)	(16)
ESOP expense adjustment, net	—	(10)	(6)	(30)
Interest on convertible securities(1), net of tax	14	—	41	—

Adjusted income from continuing operations	$163	$92	$528	$92
Gain on sale of ContentGuard, net of tax	—	—	83	—

Adjusted net income available to common shareholders	$163	$92	$611	$92

Weighted average common shares outstanding	841,078	792,391	819,066	774,348
Common shares issuable with respect to:
Stock options	12,927	9,377	13,841	7,698
Convertible securities(1)	115,417	—	115,417	—
Series B convertible preferred stock	—	48,858	22,567	53,797

Adjusted weighted average shares outstanding	969,422	850,626	970,891	835,843

Diluted earnings per share
Earnings from continuing operations	$0.17	$0.11	$0.55	$0.11
Gain on sale of ContentGuard, net of tax	—	—	0.08	—

Net earnings per share	$0.17	$0.11	$0.63	$0.11

(1)	The convertible securities primarily consist of the convertible liability to Xerox Capital Trust II which is described in Note 14 to our 2003 financial statements included in the 2003 Form 10-K.